Exhibit 99.6

To	Equity Confirmations Team

At	PERSHING SQUARE FUNDS

From	Operations	Department	Derivatives

Direct Tel		Direct Fax

Email

Page 1 of	12	Date:	November [ ], 2015

Share Option Transaction

Dear Sirs

The purpose of this Share Option Master Confirmation (this “Master Confirmation”) is to set forth the general terms and conditions of one or more Transactions (each an individual “Transaction”) that may be entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date or Trade Dates specified in a Supplemental Confirmation, each substantially in the form of Schedule A hereto, confirming the specific terms and conditions of a particular Transaction (each a “Supplemental Confirmation”). Each Transaction, if executed, will be a Share Option Transaction, the terms of which are specified in this Master Confirmation as supplemented by the Supplemental Confirmation (together, the “Confirmation”). The entry into this Master Confirmation does not obligate either party to enter into any Transaction.

This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation hereby incorporates by reference the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2006 ISDA Definitions (the “Swap Definitions”), each as published by the International Swaps and Derivatives Association, Inc. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either the Equity Definitions or the Swap Definitions and this Confirmation, this Confirmation will govern.

This Confirmation shall supplement, form a part of and be subject to the 2002 ISDA Master Agreement (the “Agreement”) entered into between the parties on [DATE], including the Schedule thereto and the 1994 Credit Support Annex (Bilateral Form—New York Law) (the “CSA”) to such Schedule. In the event of any inconsistency between the provisions of the Agreement or the CSA and the Confirmation, the Confirmation will govern for the purpose of the Transaction to which the Confirmation relates.

1. The terms of the particular Transaction(s) to which this Master Confirmation relates are as follows:

General Terms:

Trade Date:	As specified in the relevant Supplemental Confirmation

Option Style:	As specified in the relevant Supplemental Confirmation

Option Type:	As specified in the relevant Supplemental Confirmation

Buyer:	As specified in the relevant Supplemental Confirmation

Seller:	As specified in the relevant Supplemental Confirmation

Shares:	The common stock of Valeant Pharmaceuticals International, Inc. (the “Issuer”) (ticker: “VRX”)

Number of Options:	As specified in the relevant Supplemental Confirmation

Option Entitlement:	1 Share per Option

Strike Price:	As specified in the relevant Supplemental Confirmation

Premium:	As specified in the relevant Supplemental Confirmation

Premium Payment Date:	One (1) Settlement Cycle following the Trade Date, or if such date is not a Currency Business Day, the next following Currency Business Day.

The Buyer shall pay the Seller the Premium on the Premium Payment Date.

Exchange:	New York Stock Exchange

Related Exchange:	Chicago Board Options Exchange

Settlement Terms:

Settlement Method:	Physical Settlement

Settlement Method Election:	Not Applicable

Settlement Currency:	USD

Designated Contracts:

Designated Contract:	An option contract on the Share traded on the Related Exchange with an expiry date (or the date which would have been the expiry date but for that day being a Disrupted Day or not being a Scheduled Trading Day) scheduled to occur on the Expiration Date; provided, however, that, in the event that the Expiration Date were to occur on the third Friday of a calendar month and no option contract on the Share traded on the Related Exchange exists with an expiry date scheduled to occur on the Expiration Date, but an option contract on the Share traded on the Related Exchange exists with an expiry date scheduled to occur on the Saturday immediately following such

Expiration Date, then such option contract shall be the Designated Contract.

Procedures for Exercise:

Commencement Date:	The Trade Date

Expiration Time:	5:00 p.m. (local time in New York City)

Expiration Date:	As specified in the relevant Supplemental Confirmation; provided, however, that to the extent a Designated Contract exists on the Related Exchange and its expiry date is postponed, the Expiration Date shall be postponed to the same Exchange Business Day, unless the expiry date has been postponed to a day that is not an Exchange Business Day, in which case the Expiration Date shall be postponed to the last Exchange Business Day immediately preceding the postponed expiry date.

Multiple Exercise:	Applicable

Minimum Number of Options:	One

Maximum Number of Options:	The Number of Options remaining unexercised

Integral Multiple:	One

Automatic Exercise:	Applicable

For purposes of Automatic Exercise, Section 3.4(b) is revised by replacing “Expiration Time” with “Valuation Time”

In-the-Money:	In the case of a Call: the Reference Price is greater than the Strike Price

In the case of a Put: the Reference Price is less than the Strike Price

Reference Price:	Means the Relevant Price of the Share as of the Valuation Time on the Expiration Date

Seller’s Telephone Number and/or Facsimile Number and Contact Details for the purpose of Giving Notice:	To be advised

Share Adjustments:

Method of Adjustment:	Options Exchange Adjustment

Options Exchange:	The Related Exchange

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Options Exchange Adjustment

Share-for-Other:	Options Exchange Adjustment

Share-for-Combined:	Options Exchange Adjustment

Tender Offer:	Applicable; provided, however, that so long as there has not occurred a Designated Contract Disruption, then Section 12.1(d) of the Equity Definitions shall be amended to read, in its entirety, as follows:

“‘Tender Offer’ means any tender offer that, per the rules and/or by-laws of the Options Exchange, results in an adjustment to option contracts of the Issuer.”

Consequences of Tender Offer:

Share-for-Share:	Options Exchange Adjustment

Share-for-Other:	Options Exchange Adjustment

Share-for-Combined:	Options Exchange Adjustment

Composition of Combined
Consideration:	Section 12.5 of the Equity Definitions shall not apply; provided, however, that if a Designated Contract Disruption has occurred, then Composition of Combined Consideration shall be Not Applicable

Nationalization, Insolvency or
Delisting:	Notwithstanding Section 12.6(c) of the Equity Definitions, (i) if a Designated Contract Disruption has not occurred and is not continuing, Options Exchange Adjustment shall be the consequence of Nationalization, Insolvency or Delisting as if Nationalization, Insolvency or Delisting were a Merger Event for the purpose of this Transaction; and (ii) if a Designated Contract Disruption has occurred and the Transaction has not been terminated (if applicable), then (irrespective of whether Designated Contract Disruption is Applicable or Not Applicable) the consequences of Nationalization, Insolvency, or Delisting shall be Cancellation and Payment (Calculation Agent Determination); provided, further that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definition, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the

Shares are immediately re-listed, re-traded or re-quoted on any exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

Designated Contract Disruption:	Not Applicable

“Designated Contract Disruption” means at any time prior to the Expiration Date, an official announcement by the applicable Related Exchange that trading on the Designated Contract shall be permanently discontinued. For the avoidance of doubt, it shall not be a Designated Contract Disruption if the Designated Contract is permitted to settle on the Related Exchange.

If Designated Contract Disruption is Applicable, then upon or following the occurrence of such an event, either party may elect, while the Designated Contract Disruption is continuing, to terminate this Transaction upon at least one Scheduled Trading Day’s notice, specifying the date of such termination, which may be no earlier than the effective date of the Designated Contract’s permanent discontinuance. The Determining Party shall determine the Cancellation Amount payable by one party to the other, in accordance with Section 12.8 of the Equity Definitions.

If Designated Contract Disruption is Not Applicable, then upon or following the occurrence of a Designated Contract Disruption, Options Exchange Adjustment shall apply.

Change in Law:	Not Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Not Applicable; provided that Insolvency Filing shall be treated as Nationalization, Insolvency or Delisting under this Transaction for purposes of determining the consequences (if any) of such an event occurring

Determining Party:	Dealer and Counterparty

Additional Representations, Agreements and Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Eligible Contract Participant:	Each party represents to the other party that it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act (as amended)

2. Calculation Agent: Dealer, provided however that Counterparty may challenge any determination or calculation made by the Calculation Agent within two Business Days following receipt by Counterparty of such determination or calculation, subject to providing in reasonable details the material reasons for the dispute and suggesting an alternative calculation or determination. If the parties are unable to agree on such determination or calculation within one Business Day, (i) the relevant party shall pay the amount, if any, which is not in dispute and (ii) a mutually acceptable third party will be appointed by the parties within two Business Days following such challenge to act as Substitute Calculation Agent and make the relevant determination or calculation. If the parties are unable within two Business Days to agree on, or to appoint, such third party, then each party will, within two Business Days select a leading, independent dealer in instruments of the type covered by this Master Confirmation and such dealers shall agree on a third party who shall also be a leading, independent dealer in instruments of the type covered by this Master Confirmation to act as Substitute Calculation Agent. Subject to the above, all determinations and calculations by the Substitute Calculation Agent will be binding and conclusive in the absence of manifest error. The costs, fees and expenses (if any) relating to the appointment of a third party shall be borne equally by both parties.

3. Address for Notices:

Notice to Dealer:

with a copy to:

Notice to Counterparty:

Steve Milankov

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

with a copy to:

Ramy Saad

c/o Pershing Square Capital Management, L.P.

888 Seventh Avenue, 42nd Floor

New York, NY 10019

4. Account Details:

Account details for Dealer:	To be advised.

Account details for Counterparty:	To be advised.

5. Other Provisions:

(a)	Independent Amount. The Independent Amount will be set forth in a relevant Supplemental Confirmation and is payable by the Counterparty to the Dealer in accordance with the CSA.

(b)	Additional Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer as of the date hereof, and as of each date on which a Transaction is executed hereunder, and covenants with Dealer, that:

(i)	Counterparty represents that the execution of any Transaction by it is not in violation of Section 10(b) of the 1934 Act. In addition, if the Counterparty seeks to amend any Transaction, the Counterparty will be deemed to represent that the Counterparty is not in violation of Section 10(b) of the 1934 Act.

(ii)	Counterparty is aware of its obligations under the United States Federal securities laws in respect of the Shares, including without limitation under Sections 9 and 10(b) of the 1934 Act, as amended, and the rules and regulations thereunder, and during the term of the Transaction will not take any action that does not comply with those obligations.

(iii)	Without limiting the generality of Section 3(a)(iii) of the Agreement, Counterparty is and, after giving effect to the Transaction, will be in compliance with any reporting obligations under Section 16, Section 13(d) and Section 13(g) of the 1934 Act it has with respect to the Shares.

(iv)	Counterparty is not and, after giving effect to the transactions contemplated hereby, will not be required to register as an “investment company” under, and as such term is defined in, the Investment Company Act of 1940, as amended.

(v)	Counterparty is, and shall be as of the date of any payment or delivery by Counterparty hereunder, solvent and able to pay its debts as they come due, with assets having a fair value greater than liabilities and with capital sufficient to carry on the businesses in which it engages.

(vi)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that (A) Dealer is not making any representations or warranties or giving any advice with respect to the legal, regulatory, accounting or tax treatment of the Transaction, and Counterparty has consulted with its own legal, regulatory, accounting and tax advisors with respect to the Transaction, and (B) none of Dealer and its affiliates has acted or will act as Counterparty’s fiduciary in any way, or has any fiduciary duties to Counterparty; and Counterparty is not relying, has not relied and will not rely upon any communication (written or oral) of Dealer or any of its affiliates. Counterparty has made or will make its own independent decision to enter into the Transaction based upon its own judgment and upon advice of such advisors as Counterparty deems necessary.

(vii)	Counterparty is not an “affiliate” (as defined in Rule 144) of the Issuer. It shall promptly notify the other party if it has become an “affiliate” of the Issuer.

(viii)	Counterparty is aware of its obligations under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in respect of the Shares, and to the extent that physical settlement would apply to an Option Transaction, any required filings and any applicable waiting periods under such Act relating to the transactions contemplated hereby, have been made or have expired or been terminated, as applicable.

(c)	Private Placement.

Buyer represents and warrants to Seller that (i) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof and (iii) it understands that the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act.

(d)	Matters relating to Dealer and the Agent.

(i)	Dealer is not registered as a broker or dealer under the Exchange Act. [BROKER] (“Agent”) has acted solely as agent for Dealer and Counterparty to the extent required by law in connection with the Transaction and has no obligations, by way of issuance, endorsement, guarantee or otherwise, with respect to the performance of either party under the Transaction. The parties agree to proceed solely against each other, and not against Agent, in seeking enforcement of their rights and obligations with respect to the Transaction, including their rights and obligations with respect to payment of funds and delivery of securities.

(ii)	Agent may have been paid a fee by Dealer in connection with the Transaction. Further details will be furnished upon written request.

(iii)	The time of the Transaction will be furnished by Agent upon written request.

(e)	Acknowledgments Regarding Hedging.

Counterparty acknowledges, and with respect to clause (vi), Counterparty and Dealer acknowledge that:

(i)	during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to the Transaction;

(ii)	Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to the Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)	Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in the Shares shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Transaction;

(iv)	any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, each in a manner that may be adverse to Counterparty;

(v)	the Transaction is a derivatives transaction in which it has purchased from or sold to (as applicable) Dealer an option; Dealer may purchase or sell Shares for its own account at an average price that may be greater than, or less than, the price paid to Counterparty under the terms of the Transaction; and

(vi)

without limiting the generality of the foregoing, any initial price of the Transaction is not the execution price of any initial hedge of the Dealer (if the Dealer chooses to hedge any risk with respect to the Transaction), taking into account any applicable fees or commissions, but rather is an initial price that is at risk to the Dealer (as determined by the Dealer in its sole discretion).

(f)	Miscellaneous.

Counterparty and Dealer understand that there may exist one or more confidentiality agreement(s) between Counterparty and Dealer. With respect to any rights or obligations thereunder to maintain the confidential nature of confidential information (as defined therein), the parties agree to continue to maintain the confidential nature of confidential information.

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Master Confirmation and returning it to us.

Yours faithfully,

For and on behalf of

DEALER

By:
Name:
Title:

Confirmed as of the date

first above written:

For and on behalf of

PERSHING SQUARE FUNDS

By: Pershing Square Capital Management, L.P., its Investment Manager

By: PS Management GP, LLC, its General Partner

By:
Name:	William A. Ackman,
Title:	Managing Member

SHARE OPTION SUPPLEMENTAL CONFIRMATION

To:	Pershing Square Funds

Attention:	c/o Pershing Square Capital Management, L.P.
888 Seventh Avenue, 42nd Floor
New York, NY 10019

Date:

Dear Sir/Madam:

The purpose of this Share Option Supplemental Confirmation (this “Supplemental Confirmation”) is to confirm the specific terms and conditions of the individual Transaction(s) (each a “Transaction”) entered into between you (“Counterparty”) and us (“Dealer”) on the Trade Date specified below. This Supplemental Confirmation supplements the Share Option Master Confirmation between you and us dated November [    ], 2015.

The terms of the particular individual Transaction(s) to which this Supplemental Confirmation relates are as follows:

Transaction 1:

Trade Date:

Option Style:

Option Type:

Buyer:

Seller:

Number of Options:

Strike Price:

Premium:

Independent Amount:

Transaction 2:

[    ]

Transaction 3:

[    ]

Please confirm your agreement to be bound by the terms of the foregoing by executing a copy of this Supplemental Confirmation and returning it to us.

Yours faithfully,

DEALER

By:
Name:
Title:

Confirmed as of the date first written above:

PERSHING SQUARE FUNDS

By: Pershing Square Capital Management,

L.P., its Investment Manager

By: PS Management GP, LLC, its General

Partner

By:
Name:	William A. Ackman
Title:	Managing Member